Exhibit 99.6

LISTCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section of the prospectus to “we,” “us,” or “ListCo” refer to Aja HoldCo, Inc., a Delaware corporation. References to our “management” or our “management team” refer to our officers and directors. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

As of June 30, 2024, ListCo is a Delaware corporation, formed by ARYA on December 19, 2023 (inception). ListCo has adopted a fiscal year-end of December 31. ListCo was formed to be the surviving company in connection with the proposed Business Combination between ARYA and Adagio. ListCo has no prior operating activities.

Proposed Business Combination and Recent Developments

On February 13, 2024, ARYA, ListCo, ARYA Merger Sub, Company Merger Sub, and Adagio entered into the Business Combination Agreement. The Business Combination Agreement contains certain customary representations, warranties, and covenants by the parties thereto and the Closing is subject to certain customary conditions and risks as further described therein. For additional information, please see “Proposal 1: Business Combination Proposal” and the section entitled “Risk Factors.”

On June 24, 2024, ARYA and ListCo entered into the June Subscription Agreements with the June PIPE Investors. Additionally, on June 24, 2024, ARYA and ListCo entered into an amendment to the Subscription Agreement with the Perceptive PIPE Investor, pursuant to which the May 2024 Notes, the June 2024 Notes, any Additional Convertible Notes that the Perceptive PIPE Investors elects to subject to its Subscription Agreement and any interest that has been accruing and will remain unpaid thereon prior to Closing will be contributed to ListCo at Closing. For additional information, please see “Proposal 1: Business Combination Proposal—Certain Agreements Related to the Business Combination—PIPE Financing.”

On June 25, 2024, ARYA and Adagio entered into the BCA Amendment. The BCA Amendment relates to an adjustment of the pre-Closing ownership of one of the stockholders of Adagio, a change to the post-Closing name of ListCo and changes to the terms of the Key Employee Incentive Plan and HoldCo Incentive Equity Plan.

On July 31, 2024, Adagio announced the closing of its previously announced Business Combination with the Parent and ListCo (the “Closing”) (see Note 1).

Results of Operations

We had neither engaged in any operations nor generated any revenues through June 30, 2024. Our only activities through June 30, 2024 were organizational activities and completing the Business Combination. We do not expect to generate any operating revenues until after the completion of the Business Combination.

For the three months ended June 30, 2024 and the period from December 19, 2023 (inception) to December 31, 2023, we had net losses of $713,794 and $5,000, which consist of $713,794 and $0 of expenses related to the Subscription Agreement and $0 and $5,000 of legal expenses, respectively.

For the six months ended June 30, 2024 and the period from December 19, 2023 (inception) to December 31, 2023, we had net losses of $2,134,199 and $5,000, which consist of $2,134,199 of expenses related to the Subscription Agreement and $5,000 of legal expenses, respectively.

Going Concern

On July 31, 2024, the Company announced the closing of its previously announced Business Combination with the Company and Adagio Medical Inc. (see Note 3). As of July 31, 2024, substantial doubt about the Company’s ability to continue as a going concern was alleviated due to the closing of a business combination.

Liquidity and Capital Resources

In connection with ListCo’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements–Going Concern,” the liquidity of ListCo raises substantial doubt about its ability to continue as a going concern through the twelve months following the issuance of the financial statements. If ListCo is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing overhead expenses. ListCo cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Contractual Obligations and Commitments

As of June 30, 2024, we have no contractual obligations and commitments outside of the agreements to which we are a party in connection with the Business Combination. Refer to “Proposal 1: Business Combination Proposal—Certain Agreements Related to the Business Combination” for more detail.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2024 and December 31, 2023.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the period reported. Actual results could materially differ from those estimates.

ListCo does not have any critical accounting policies.

Quantitative and Qualitative Disclosures about Market Risk

As of June 30, 2024, we had no material exposure to market risk.